Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Nathan Annis	Wendy Watkins
(507) 437-5248	(507) 437-5345
ir@hormel.com	media@hormel.com

HORMEL FOODS ACHIEVES RECORD THIRD QUARTER RESULTS AND RAISES FULL YEAR GUIDANCE

AUSTIN, Minn. (August 18, 2016) – Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2016 third quarter.

All comparisons are to the third quarter of fiscal 2015.  All earnings per share measures have been adjusted to reflect the two-for-one stock split distributed on February 9, 2016.

SUMMARY

•                 Record diluted earnings per share of $0.36, up 33 percent from $0.27 per share.

•                 Record net earnings of $195.7 million, up 33 percent from net earnings of $146.9 million.

•                 Record dollar sales of $2.3 billion, up 5 percent; volume up 1 percent.

•                 Refrigerated Foods operating profit up 24 percent; volume up 3 percent; dollar sales up 9 percent.

•                 Jennie-O Turkey Store operating profit up 59 percent; volume up 29 percent; dollar sales up 20 percent.

•                 International & Other operating profit up 5 percent; volume up 10 percent; dollar sales up 5 percent.

•                 Grocery Products operating profit flat; volume up 1 percent; dollar sales up 3 percent.

•                 Specialty Foods operating profit down 13 percent; volume down 32 percent; dollar sales down 25 percent.  Decreases reflect the impact from the divestiture of the Diamond Crystal Brands business.

COMMENTARY

“We are pleased to announce exceptional results this quarter with three of our five segments delivering volume, sales and earnings growth.  This is also our thirteenth consecutive quarter of record earnings which is a testament to our balanced business model,” said Jeffrey M. Ettinger, chairman of the board and chief executive officer. “Excellent results in Refrigerated Foods were driven by the addition of the Applegate business, foodservice sales of OLD SMOKEHOUSE® bacon, HORMEL® BACON 1™ fully cooked bacon, and HORMEL® FIRE BRAISED™ meats, and retail sales of HORMEL® NATURAL CHOICE® meats.  Jennie-O Turkey Store also returned to growth, posting strong double-digit sales and earnings increases,” stated Ettinger.

“Iconic brands such as SPAM® and SKIPPY® drove increased sales in our Grocery Products and International segments.  We enjoyed strong growth from MUSCLE MILK® protein products led by innovative new items such as MUSCLE MILK® protein smoothies, though Specialty Foods did not show growth this quarter due to the sale of Diamond Crystal Brands,” commented Ettinger.

SEGMENT OPERATING HIGHLIGHTS – THIRD QUARTER

Refrigerated Foods (50% of Net Sales, 44% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 24 percent aided by the inclusion of the Applegate business, favorable market conditions, and growth in value-added products.  Results reflect a favorable comparison to the prior year, which included Applegate transaction costs of $8.6 million.  Sales increased 9 percent on continued success in foodservice products including OLD SMOKEHOUSE® bacon and HORMEL® FIRE BRAISED™ meats, and retail products such as HORMEL® NATURAL CHOICE® meats and HORMEL GATHERINGS® party trays.  Brands experiencing declines in sales include retail deli products and LLOYDS® barbeque ribs.

Jennie-O Turkey Store (18% of Net Sales, 20% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profit increased 59 percent and sales increased 20 percent following the recovery from highly pathogenic avian influenza in fiscal 2015.  JENNIE-O® value-added foodservice and deli products contributed to sales growth during the quarter.  Results reflect a $9.6 million mark-to-market loss on hedges.

International & Other (6% of Net Sales, 7% of Total Segment Operating Profit)

International segment profit increased 5 percent and sales increased 5 percent.  Exports of fresh pork, SKIPPY® peanut butter, and the SPAM® family of products drove the improved results.

Grocery Products (17% of Net Sales, 19% of Total Segment Operating Profit)

Grocery Products segment profit was flat for the quarter due to an increase in advertising spend and transaction costs related to the Justin’s, LLC acquisition.  Sales grew 3 percent led by the inclusion of JUSTIN’S® products in addition to increases in the SPAM® family of products, SKIPPY® peanut butter, and WHOLLY GUACAMOLE® dips.

Specialty Foods (9% of Net Sales, 10% of Total Segment Operating Profit)

Specialty Foods segment profit decreased 13 percent and sales decreased 25 percent.  Continued growth in MUSCLE MILK® protein products did not offset reduced contract packaging sales and the divestiture of Diamond Crystal Brands.

PROVISION FOR INCOME TAXES

Income taxes for the quarter benefited from a $14 million reduction due to discrete tax events primarily related to an international entity restructuring.

OUTLOOK

“We expect a strong finish to fiscal 2016, led by valued-added sales in Refrigerated Foods, Jennie-O Turkey Store and International,” remarked James P. Snee, president and chief operating officer. “Franchises such as SKIPPY® peanut butter products, WHOLLY GUACAMOLE® dips, and MUSCLE MILK® protein products are positioned to drive sales growth for the fourth quarter,” stated Snee.

“As a result of another excellent quarter we are increasing our 2016 annual guidance to $1.60 to $1.64 per share from $1.56 to $1.60 per share,” commented Snee. “We expect to show sales and earnings growth in fiscal 2017 and will provide a more definitive guidance range on our fourth quarter conference call in November,” added Snee.

DIVIDENDS

Effective August 15, 2016, the company paid its 352nd consecutive quarterly dividend, at the annual rate of $0.58.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Thursday, August 18, 2016. Access is available at www.hormelfoods.com. The call will also be available via telephone by dialing 800- 533-7619 and providing the access code 6233484. An audio replay is available by going to https://jsp.premiereglobal.com/webrsvp and entering the access code 6233484. The webcast replay will be available at 11:00 a.m. CT, Thursday, August 18, 2016, and will remain on our website for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. Hormel Foods, which leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace, is celebrating its 125th anniversary in 2016. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the eighth year in a row. Hormel Foods also received a perfect score on the 2016 Human Rights Campaign Foundation’s Corporate Equality Index, was recognized on the 2016 Best for Vets Employers List by Military Times, and was named one of the 2016 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com and http://2015csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors which appear on pages 32 - 39 in the company’s Form 10-Q for the fiscal quarter ended April 24, 2016, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2016 Third Quarter Segment Operating Results (dollars in thousands)

	THIRD QUARTER – 13 WEEKS ENDED

NET SALES	July 24, 2016	July 26, 2015	% Change
Grocery Products	$399,342	$388,094	2.9
Refrigerated Foods	1,155,297	1,056,125	9.4
Jennie-O Turkey Store	403,953	336,533	20.0
Specialty Foods	212,197	282,774	(25.0)
International & Other	131,587	125,061	5.2
Total	$2,302,376	$2,188,587	5.2

OPERATING PROFIT
Grocery Products	$53,344	$53,108	0.4
Refrigerated Foods	120,702	97,692	23.6
Jennie-O Turkey Store	56,147	35,374	58.7
Specialty Foods	27,089	31,190	(13.1)
International & Other	20,308	19,251	5.5
Total segment operating profit	277,590	236,615	17.3
Net interest and investment expense (income)	673	2,941	(77.1)
General corporate expense	2,922	5,473	(46.6)
Noncontrolling interest	122	18	577.8
Earnings before income taxes	$274,117	$228,219	20.1

	YEAR TO DATE – 39 WEEKS ENDED

NET SALES	July 24, 2016	July 26, 2015	% Change
Grocery Products	$1,193,032	$1,195,110	(0.2)
Refrigerated Foods	3,409,897	3,222,851	5.8
Jennie-O Turkey Store	1,199,559	1,215,464	(1.3)
Specialty Foods	722,460	833,472	(13.3)
International & Other	370,335	396,108	(6.5)
Total	$6,895,283	$6,863,005	0.5

OPERATING PROFIT
Grocery Products	$185,727	$149,810	24.0
Refrigerated Foods	417,612	313,681	33.1
Jennie-O Turkey Store	237,128	202,990	16.8
Specialty Foods	90,735	70,910	28.0
International & Other	58,839	55,018	6.9
Total segment operating profit	990,041	792,409	24.9
Net interest and investment expense (income)	5,663	6,836	(17.2)
General corporate expense	32,111	18,550	73.1
Noncontrolling interest	215	964	(77.7)
Earnings before income taxes	$952,482	$767,987	24.0

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 24, 2016	July 26, 2015*	July 24, 2016	July 26, 2015*

Net sales	$2,302,376	$2,188,587	$6,895,283	$6,863,005

Cost of products sold	1,827,091	1,779,197	5,335,628	5,549,454

GROSS PROFIT	475,285	409,390	1,559,655	1,313,551

Selling, general and administrative	206,876	184,627	627,968	554,659
Goodwill impairment charge	-	-	991	-
Equity in earnings of affiliates	6,381	6,396	27,449	15,930

OPERATING INCOME	274,790	231,159	958,145	774,822

Other income & expenses:
Interest & investment income (expense)	2,474	189	3,920	2,455
Interest expense	(3,147)	(3,129)	(9,583)	(9,290)

EARNINGS BEFORE INCOME TAXES	274,117	228,219	952,482	767,987

Provision for income taxes	78,341	81,263	306,155	268,166
(effective tax rate)	28.58%	35.61%	32.14%	34.92%

NET EARNINGS	195,776	146,956	646,327	499,821
Less: net earnings attributable to noncontrolling interest	122	18	215	964
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$195,654	$146,938	$646,112	$498,857

NET EARNINGS PER SHARE
Basic	$0.37	$0.28	$1.22	$0.94
Diluted	$0.36	$0.27	$1.19	$0.92

WEIGHTED AVG. SHARES OUTSTANDING
Basic	529,660	528,516	529,473	527,975
Diluted	542,163	541,204	542,890	540,738

DIVIDENDS DECLARED PER SHARE	$0.145	$0.125	$0.435	$0.375

* Shares and per share figures have been restated to give effect to the two-for-one stock split distributed on February 9, 2016.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	July 24, 2016	October 25, 2015
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$379,597	$347,239
Accounts receivable	564,922	605,689
Inventories	1,034,307	993,265
Income taxes receivable	7,015	6,132
Deferred income taxes	-	86,902
Prepaid expenses	15,832	14,383
Other current assets	8,432	9,422

TOTAL CURRENT ASSETS	2,010,105	2,063,032

DEFERRED INCOME TAXES	13,875	-

INTANGIBLES	2,737,207	2,526,703

OTHER ASSETS	574,192	538,357

PROPERTY, PLANT & EQUIPMENT, NET	1,052,918	1,011,739

TOTAL ASSETS	$6,388,297	$6,139,831

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

CURRENT LIABILITIES
Short-term debt	$145,000	$185,000
Current liabilities excluding debt	983,727	1,029,025

TOTAL CURRENT LIABILITIES	1,128,727	1,214,025

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	615,623	674,413

SHAREHOLDERS’ INVESTMENT	4,393,947	4,001,393

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$6,388,297	$6,139,831

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Thirty-Nine Weeks Ended
	July 24, 2016	July 26, 2015

OPERATING ACTIVITIES
Net earnings	$646,327	$499,821
Depreciation and amortization of intangibles	96,520	99,027
Goodwill impairment charge	991	-
(Increase) decrease in working capital	(99,467)	66,769
Other	(22,685)	24,628
NET CASH PROVIDED BY OPERATING ACTIVITIES	621,686	690,245

INVESTING ACTIVITIES
Proceeds from sale of business	110,149	-
Acquisitions of businesses/intangibles	(281,655)	(768,339)
Net purchases of property/equipment	(163,238)	(81,778)
Decrease in investments, equity in affiliates, and other assets	6,865	3,424
NET CASH USED IN INVESTING ACTIVITIES	(327,879)	(846,693)

FINANCING ACTIVITIES
Net (payments) proceeds from short-term debt	(40,000)	350,000
Dividends paid on common stock	(219,744)	(184,761)
Share repurchase	(44,976)	-
Other	48,423	8,693
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(256,297)	173,932
Effect of exchange rate changes on cash	(5,152)	(2,489)
INCREASE IN CASH AND CASH EQUIVALENTS	32,358	14,995
Cash and cash equivalents at beginning of year	347,239	334,174
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$379,597	$349,169